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                                                                  EXHIBIT (a)(4)


                                       RESTATED

                      CERTIFICATE OF TRUST OF XYZ STRYPES TRUST


    This Restated Certificate of Trust of XYZ STRYPES Trust (the "Trust"), dated as of February 14, 1997, is being duly executed and filed by the undersigned Trustees of the Trust to amend and restate the original Certificate of Trust of XYZ STRYPES Trust which was filed on March 14, 1996, with the Secretary of State of the State of Delaware under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

    1.   NAME.  The name of the business trust is ContiFinancial STRYPES
Trust.

    2. REGISTERED OFFICE; REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is RL&F Service Corp.

    3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon the date and time of filing.

    IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Restated Certificate of Trust as of the date first above-written.

                             By:  /s/ Donald J. Puglisi
                                ----------------------------------
                                    Donald J. Puglisi, as Managing Trustee



                             By:  /s/ William R. Latham III
                                ----------------------------------
                                    William R. Latham III, as Trustee



                             By:  /s/ James B. O'Neill
                                ----------------------------------
                                    James B. O'Neill, as Trustee